Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2019 RECORD REVENUES

OF $125.5 MILLION, OPERATING INCOME OF $60.9 MILLION AND

DILUTED EPS OF $1.27

Second Quarter Financial Highlights*

•	Record revenues of $125.5 million, up 17.3%

•	Operating income of $60.9 million, up 17.0%

•	Diluted EPS of $1.27, up 18.7% from $1.07

•	Record trading volume of $527.0 billion, up 25.3%

•	Record trading volume in U.S. high-yield, Eurobonds and emerging market bonds

•	Open TradingTM volume of $130.7 billion, up 46.0%

*	All comparisons versus second quarter 2018.

NEW YORK, July 24, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2019.

“Trading volumes remained strong across all product categories and regions as dealer and investor adoption of electronic trading continues to accelerate,” said Rick McVey, Chairman and CEO of MarketAxess. “We set new quarterly records for trading volumes in U.S. High Yield, Emerging Markets and Eurobonds, three product areas that are benefiting from growth in Open Trading. We are especially encouraged by the strong demand we are seeing for new trading automation tools in credit markets by both our dealer and investor clients.”

Second Quarter Results

Total revenues for the second quarter of 2019 increased 17.3% to $125.5 million, compared to $107.0 million for the second quarter of 2018. Operating income was $60.9 million, compared to $52.0 million for the second quarter of 2018, an increase of 17.0%. Operating margin was 48.5%, compared to 48.6% for the second quarter of 2018. Net income totaled $48.1 million, or $1.27 per share on a diluted basis, compared to $40.5 million, or $1.07 per share, for the second quarter of 2018.

Commission revenue for the second quarter of 2019 increased 18.7% to $114.1 million, compared to $96.1 million for the second quarter of 2018. Variable transaction fees increased 26.7% to $90.8 million on total trading volume of $527.0 billion for the second quarter of 2019, compared to variable transaction fees of $71.7 million on total trading volume of $420.8 billion for the second quarter of 2018. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 18.7% for the second quarter of 2019, compared to an estimated 17.4% for the second quarter of 2018.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $11.4 million, compared to $10.9 million for the second quarter of 2018. The increase in all other revenue was principally due to higher revenue from data sales and post-trade services, partially offset by the unfavorable impact of the stronger U.S. dollar of $0.4 million.

Total expenses for the second quarter of 2019 increased 17.6% to $64.6 million, compared to $54.9 million for the second quarter of 2018. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $6.4 million, general and administrative costs of $1.1 million, professional and consulting fees of $0.9 million and technology and communications expense of $0.7 million.

Other income increased to $2.0 million, compared to $1.2 million for the second quarter 2018. The increase in other income is principally due to a $0.7 million increase in investment income as a result of higher investment balances and interest rates.

The effective tax rate for the second quarter of 2019 was 23.5%, compared to 23.9% for the second quarter of 2018.

Employee headcount was 480 as of June 30, 2019 compared to 431 as of June 30, 2018.

Dividend

The Company’s board of directors declared a cash dividend of $0.51 per share of common stock outstanding, to be paid on August 21, 2019 to stockholders of record as of the close of business on August 7, 2019.

Share Repurchases

A total of 12,850 shares were repurchased in the second quarter of 2019 at a cost of $3.5 million.

Balance Sheet Data

As of June 30, 2019, total assets were $812.0 million and included $518.1 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2019 was $661.9 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 24, 2019 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 9192897. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. More than 1,500 firms - comprising the world’s leading asset managers and institutional broker-dealers - traded a record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities through MarketAxess’ patented trading technology in 2018. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for the broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$114,124	$96,113	$226,884	$198,885
Information services	7,156	6,930	14,522	13,996
Post-trade services	3,956	3,620	8,056	8,196
Other	254	301	519	601

Total revenues	125,490	106,964	249,981	221,678

Expenses
Employee compensation and benefits	32,623	26,199	65,281	55,033
Depreciation and amortization	6,345	5,790	12,427	11,059
Technology and communications	6,474	5,793	12,256	11,572
Professional and consulting fees	6,296	5,426	12,127	10,483
Occupancy	2,798	3,467	5,747	6,804
Marketing and advertising	3,667	3,535	5,966	5,600
Clearing costs	2,610	2,012	5,187	3,737
General and administrative	3,800	2,708	6,924	5,183

Total expenses	64,613	54,930	125,915	109,471

Operating income	60,877	52,034	124,066	112,207
Other income (expense)
Investment income	2,096	1,383	4,085	2,551
Other, net	(64)	(207)	(22)	(535)

Total other income	2,032	1,176	4,063	2,016

Income before income taxes	62,909	53,210	128,129	114,223
Provision for income taxes	14,804	12,723	27,502	25,796

Net income	$48,105	$40,487	$100,627	$88,427

Per Share Data:
Net income per common share
Basic	$1.30	$1.10	$2.72	$2.39
Diluted	$1.27	$1.07	$2.66	$2.33
Cash dividends declared per common share	$0.51	$0.42	$1.02	$0.84
Weighted-average common shares:
Basic	37,049	36,950	37,046	36,952
Diluted	37,910	37,862	37,871	37,874

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$42,914	$36,401	$85,415	$75,168
Other credit [1]	47,233	34,765	93,267	75,192
Liquid products [2]	615	488	1,172	1,071

Total transaction fees	90,762	71,654	179,854	151,431

Distribution Fees
U.S. high-grade	17,483	18,261	35,461	35,488
Other credit[1]	5,774	6,042	11,332	11,582
Liquid products[2]	105	156	237	384

Total distribution fees	23,362	24,459	47,030	47,454

Total commissions	$114,124	$96,113	$226,884	$198,885

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$168	$162	$163	$160
U.S. high-grade - floating-rate	65	96	71	95
Total U.S. high-grade	162	158	157	156
Other credit	190	196	193	199
Liquid products	47	39	43	40
Total	172	170	171	171

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2019	December 31, 2018
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$286,179	$246,322
Investments, at fair value	231,895	240,105
Accounts receivable, net	66,332	57,535
Goodwill and intangible assets, net	62,483	62,675
Furniture, equipment, leasehold improvements and capitalized software, net	64,206	63,010
Operating lease right-of-use assets	76,722	—
Prepaid expenses and other assets	22,597	22,468
Deferred tax assets, net	1,595	3,424

Total assets	$812,009	$695,539

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$26,669	$39,053
Income and other tax liabilities	12,860	16,432
Deferred revenue	3,810	2,810
Accounts payable, accrued expenses and other liabilities	17,050	29,366
Operating lease liabilities	89,712	—

Total liabilities	150,101	87,661

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	341,446	341,860
Treasury stock	(193,632)	(184,962)
Retained earnings	525,430	463,252
Accumulated other comprehensive loss	(11,458)	(12,394)

Total stockholders’ equity	661,908	607,878

Total liabilities and stockholders’ equity	$812,009	$695,539

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$48,105	$40,487	$100,627	$88,427
Add back:
Interest expense	—	—	—	—
Provision for income taxes	14,804	12,723	27,502	25,796
Depreciation and amortization	6,345	5,790	12,427	11,059

Earnings before interest, taxes, depreciation and amortization	$69,254	$59,000	$140,556	$125,282

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$69,733	$54,379	$109,102	$85,818
Exclude: Net change in trading investments	(2,839)	6,342	(8,854)	3,288
Less: Purchases of furniture, equipment and leasehold improvements	(5,465)	(13,757)	(6,114)	(16,035)
Less: Capitalization of software development costs	(4,126)	(2,946)	(7,310)	(6,536)

Free cash flow	$57,303	$44,018	$86,824	$66,535

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$249,025	$215,308	$508,858	$451,831
U.S. high-grade - floating-rate	16,335	15,211	33,912	29,673

Total U.S. high-grade	265,360	230,519	542,770	481,504
Other credit	248,503	177,681	482,994	377,624
Liquid products	13,174	12,550	27,450	26,629

Total	$527,037	$420,750	$1,053,214	$885,757

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,212	$3,602	$4,377	$3,852
Other credit	3,979	2,796	3,895	3,021
Liquid products	209	197	221	213

Total	$8,400	$6,595	$8,493	$7,086

Number of U.S. Trading Days [1]	63	64	124	125
Number of U.K. Trading Days [2]	61	62	124	125

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.